EXHIBIT 10.19

ROYALTY AGREEMENT

DATE:	22 April, 1996

PARTIES:

AGA Medical Corporation		(“AGA Medical”)
682 Mendelssohn Avenue
Golden Valley, MN 55427

and

Curtis Amplatz
546 N. Lexington Parkway
Saint Paul, MN 55104		(The “Inventors”)

Frank Kotula
15345 70th Place
Maple Grove, MN 55369

RECITAL:

A.                                   Inventors have developed know-how and have acquired patent rights in certain technology relating to a Atrial Septal Defect (ASD) and a Patent Ductus Arteriosus (PDA) Device, and desire to assign all such know-how and patent rights to AGA Medical to exploit the technology, as hereafter described.

B                                        AGA Medical desires to acquire such technology from Inventors.

The Parties therefore agree as follows:

ARTICLE 1.

DEFINITIONS

As used herein, the following words shall has the designated meanings:

1.1                                 “Products” means any product covered the claims of the Patent Rights.

1.2                                 “Patent Rights” means United States Letters Patent No.               , issued                 , entitled “PERCUTANEOUS CATHETER DIRECTED INTRAVASCULAR OCCLUSION DEVICES” and European Patent Application No.             ; together with any U.S. or foreign patents which may issue based thereon or upon applications claming priority therefrom.

1.3                                 “Know-How” means Inventors’ know-how, trade secrets, and other confidential information relating to the Amplatz Atrial Septal Defect (ASD) and Patent Ductus Arteriosus (PDA) Devices; existing as of the effective date of this Agreement.

1.4                                 “Royalty Year” means a calendar year except that the first Royalty Year shall be that period of time between the effective date of this Agreement and December 31 of that calendar year.

1.6                                 “Territory” means the world.

INVENTORS INITIALS: C/A/
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1.6.                              “Net Sales” means AGA Medical’s gross receipts from sales of Products, less actual transportation costs, taxes, and credits for returns

1.7.                              “Invention” means the Know-How, the Patent Rights, and any non-confidential Information relating to the ASD and PDA Devices.  In Which the Inventors may have proprietary rights.

ARTICLE 2.

ASSIGNMENT

2.1.                              Inventors agree to assign, and hereby to assign, to AGA Medical, its successors, the Invention, including without limitation the entire right, title and interest to the Know-How; the entire right, title and interest to the Patent Rights; and the right to apply for Letters Patents under such Patent Rights in foreign countries in AGA Medical’s own nature and to claim any priority rights to which any U.S. or foreign applications are entitled under International conventions, treaties or otherwise.

2.2.                              Inventors further agree for themselves and for their heirs, executors and administrators, to execute and deliver without further consideration any further applications, assignments or other documents and to perform such other lawful acts as AGA Medical, its successors and assignees may deem necessary to fully secure its rights, title or interest as outlined herein.

ARTICLE 3.

TECHNICAL ASSISTANCE

3.1.                              Within thirty days after the later of the effective date of this Agreement, inventors shall deliver to AGA Medical documentation which is reasonably available reflecting the Know-How.

3.2.                              Inventors shall provide technical assistance to AGA Medical upon request to enable AGA Medical to manufacture and market the Products and to prosecute and enforce the Patent Rights. AGA Medical shall pay all reasonable travel food and logging expenses related to such technical assistance and shall pay inventors, normal hourly rate for providing such services.

ARTICLE 4.

ASSIGNMENT FEES

4.1.                              AGA Medical shall pay each Inventor a royalty of 3% of AGA Medical’s Net Sales of Products in the Territory.

4.2.                              No later than February 15 following the end of each Royalty Year hereunder, AGA Medical shall provide inventors with a written report itemizing the number of Products manufactured, the Net Sales price of the Products and a calculation of the royalties due to inventors for such Royalty Year. Simultaneously with making such report, AGA Medical shall pay to inventors the amount of royalties then due.

4.3.                              AGA Medical shall have total discretion whether to seek or maintain patent protection for the Know-How or under the Patent Rights and whether to develop or market the Products. If AGA Medical has not sold any Products within three (3) years from the effective date of this Agreement, inventors may make a written request to AGA Medical to assign the invention back to the inventor. If AGA Medical has not sold any Products within one (1) year from such request inventors may terminate this Agreement by written notice to AGA Medical signed by all of the inventors. If inventors shall rightfully terminate this Agreement under section 5.2, AGA Medical shall assign the Patent Rights to inventors upon the inventors’ payment to AGA Medical of any government fees or attorneys’ fees, for securing maintaining and enforcing the Patent.

INVENTORS INITIALS: C/A/

ARTICLE 5.

TERM AND TERMINATION

5.1.                              Unless otherwise terminated in accordance with the provisions of this Article 5 or Section 4.3, this Agreement shall continue in full force and effect for the commercial life of all products covered under this agreement.

5.2.                              In the event either party shall breach any of the material terms, conditions or Agreements contained in this Agreement, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the breaching party thirty (30) days’ notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the other party cures the specified breach within said thirty (30) day period, or in the case of breaches not reasonably curable within said thirty (30) days, if said party commences the cure thereof within said thirty (30) days and diligently thereafter prosecutes such cure.

5.3.                              Upon termination of this Agreement pursuant to section 5.2, AGA Medical shall cease production of any Products. AGA Medical shall be permitted to sell its inventory of Products, and shall provide inventors with a terminal royalty report and payment within 30 days after the last such sale of Products.

ARTICLE 6.

MISCELLANEOUS PROVISIONS

6.1.                              Confidentiality.  The parties acknowledge that certain information inventors may learn from AGA Medical is proprietary and confidential. Inventors agree, therefore, to make all reasonable efforts to preserve the confidentiality of such information. Notwithstanding the foregoing, a party may disclose such information; A) If that party can show the particular item of information is generally available to the public or becomes generally available to the public through no act or failure to act of said party; B) If disclosure is required by any applicable government agency, regulation, or statute; or C) If that party can show it possessed such information prior to disclose thereof to said party by the other.

6.2.                              Trademarks.  Inventors also grant AGA Medical the exclusive right, but not the obligation, to use one or all of the inventors, names in its name or trademark for any Products and to use one or all of the inventors’ names in connection with the advertising and marketing of Products. Nothing herein shall be construed to prevent inventors from allowing their respective names to be used in connection with any products or technology that are not competitive with the Products. Inventors further agree that upon termination of this Agreement, inventors will refrain from using or authorizing another to use their respective names in connection with commercialization of the Products or any products competitive with the Products for a period of one year.

6.3.                              Warranty.  Inventors, individually and collectively, represent and warrant to AGA Medical that they jointly own all of the rights assigned hereunder and have the right to grant such assignment; and that they are not aware that the Products infringe any patent of any third party. Inventors further warrant to AGA Medical that the companies by which they are employed, have no right, title or interest in or to the invention.

6.4.                              Right of First Refusal.  During the term of this Agreement and for one year thereafter, inventors shall not license, assign or otherwise transfer to any third party any right to use or commercially distribute any invention or product designed or developed by one or all of them which is related to the invention assigned herein without first affording to AGA Medical an opportunity to license or purchase such an invention or products on terms no less favorable than are extended by one or both of the inventor to the third party.

INVENTORS INITIALS: C/A/
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6.5.                              Successors and Assigns.  This Agreement shall be binding upon and insure to the benefit of the parties to this agreement and their successors or assigns, provided that except as otherwise provided herein, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party. Assignee however, may assign its rights and obligations to an entity succeeding to substantially all of its assets and business to which this Agreement pertains, except as otherwise provided herein.

6.6.                              Lawsuits. AGA Medical Corporation guarantees inventors that it will carry adequate product liability for the commercial sale of the ASD, PDA devices.  Furthermore, AGA Medical engages to defend all lawsuits brought against the inventors, their successors or assigns in connection with the clinical evaluation and commercial sale of the devices assigned herein.

6.6.                              Miscellaneous. All of the representations and warranties made in this Agreement and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, including the obligations of confidentially, shall survive such termination and continue thereafter in full force and effect.  This Agreement constitutes the entire Agreement of the parties with respect to the subject matter described in this Agreement and shall supersede all previous negotiations, commitments or writings with respect to such subject matter.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Minnesota (other than its law with respect to conflicts of laws), including all matters of construction, validity and performance.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns, provided that, except as otherwise provided herein, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party.  AGA Medical, however, may assign its rights and obligations to an entity succeeding to substantially all of its assets and business. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to the Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

CURTIS AMPLATZ, INVENTOR

Dated:	5/8, 1996	By	/s/ Curtis Amplatz

FRANK KOTULA, INVENTOR

Dated:	5/7, 1996	By	/s/ Frank Kotula

AGA MEDICAL CORPORATION, ASSIGNEE

KURT AMPLATZ

Dated:	4-27, 1996	By	/s/ Kurt Amplatz
		Its	President

INVENTORS INITIALS: C/A/

A S S I G N M E N T

WHEREAS, we, FRANK KOTULA, KURT AMPLATZ, and CURTIS AMPLATZ, citizens of the United States of America, and residents of Maple Grove, Minnesota 55369, St. Paul, Minnesota 55137, and St. Paul, Minnesota 55104, respectively, are the inventors of that certain invention disclosed and claimed in an application for United States Letters Patent executed by FRANK KOTULA on 5-7, 1996, and executed by KURT AMPLATZ on May 8,1996, and executed by CURTIS AMPLATZ on 5/8, 1996, and entitled “PERCUTANEOUS CATHETER DIRECTED INTRAVASCULAR OCCLUSION DEVICES”; and

WHEREAS, AGA MEDICAL CORPORATION, a corporation organized and existing under the laws of the state of Minnesota and having its principal office located at 682 Mendelssohn Avenue, Golden Valley, Minnesota 55427, is desirous of acquiring the said invention and any and all patents of any and all countries which may be granted on said invention.

NOW, THEREFORE, Be It Known that for and in consideration of the sum of one Dollar ($1.00) to us in hand paid by said AGA MEDICAL CORPORATION and for other good and valuable consideration, the receipt of all of which is hereby acknowledged, we, FRANK KOTULA, KURT AMPLATZ, and CURTIS AMPLATZ, have sold, assigned and transferred, and do hereby sell, assign and transfer unto said AGA MEDICAL CORPORATION the entire right, title, and interest, both legal and equitable, in and to the said above identified invention for all countries, in and to the same above identified application for patent, and in and to any and all patents of any and all countries which may be granted on said invention; and the commissioner of patents and Trademarks is hereby authorized and requested to issue, in accordance with this Assignment, any and all patents which may be granted on the above identified application or on the invention therein disclosed.

Signed at AGA this 7th day of May, 1996.

/s/ Frank Kotula (1)	/s/ Kurt Amplatz (2)
Frank Kotula	Kurt Amplatz
15345 70th Place	10 Evergreen Road
Maple Grove, Minnesota 55369	St. Paul, Minnesota 55127

/s/ Curtis Amplatz (3)
Curtis Amplatz
546 North Lexington Parkway
St. Paul, Minnesota 55104

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